Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks Ended April 3, 2010

Warren, MI – April 29, 2010 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks ended April 3, 2010.

For the thirteen weeks ended April 3, 2010, operating revenues increased 20.9%, or $24.0 million, to $139.0 million from $115.0 million for the thirteen weeks ended March 28, 2009. Included in operating revenues are fuel surcharges of $11.7 million and $7.9 million for the thirteen weeks ended April 3, 2010 and March 28, 2009, respectively. Net income increased by $1.9 million, to $2.1 million, or $0.13 per basic and diluted share for the thirteen weeks ended April 3, 2010, from $0.1 million, or $0.01 per basic and diluted share, for the thirteen weeks ended March 28, 2009. Included in net income for the thirteen weeks ended April 3, 2010 were $1.1 million, or $0.07 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale. Included in net income for the thirteen weeks ended March 28, 2009 were $0.5 million, or $0.03 per basic and diluted share, of after-tax charges for other-than-temporary impairments of marketable securities classified as available for sale.

Universal’s truckload revenue for the thirteen weeks ended April 3, 2010 increased by 25.5% to $86.2 million from $68.7 million in the corresponding period of 2009. Included in truckload revenue for the thirteen weeks ended April 3, 2010 is $11.3 million of revenue from our acquisitions completed since the third quarter of 2009. Brokerage revenue for the thirteen weeks ended April 3, 2010 increased by 16.7% to $32.4 million from $27.8 million in the corresponding period of 2009. Included in brokerage revenue for the thirteen weeks ended April 3, 2010 is $7.0 million of revenue from our acquisitions completed since the third quarter of 2009. Intermodal revenue for the thirteen weeks ended April 3, 2010 increased by 10.1% to $20.4 million from $18.6 million in the corresponding period of 2009.

“We are beginning to see signs of improvement in our industrial sectors, especially within the metals market,” stated Universal’s President and CEO Don Cochran. “However, seasonal shipping patterns and bad weather have caused some breaks in momentum during the quarter. While equipment availability appears to be tightening, weak pricing still persists in the market. We have also completed four acquisitions in the last three quarters. These acquisitions are showing progress, but are not yet to the level of performance that we expect. As we begin to see business improve, concentrating on controlling costs at all levels remains key to returning to our expected performance levels.”

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services, which allow us to supplement our capacity and provide our customers with transportation of freight not handled by our owner-operators, and full service international freight forwarding and customs house brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 3, 2010	March 28, 2009
Operating revenues:
Truckload	$86,211	$68,715
Brokerage	32,404	27,757
Intermodal	20,429	18,554

Total operating revenues	139,044	115,026

Operating expenses:
Purchased transportation	105,407	86,085
Commissions expense	8,979	7,602
Other operating expense	3,414	2,385
Selling, general, and administrative	12,752	11,841
Insurance and claims	4,329	3,782
Depreciation and amortization	2,693	2,562

Total operating expenses	137,574	114,257

Income from operations	1,470	769
Interest income (expense), net	24	(20)
Other non-operating income (expense)	1,896	(526)

Income before provision for income taxes	3,390	223
Provision for income taxes	1,325	84

Net income	$2,065	$139

Earnings per common share:
Basic	$0.13	$0.01
Diluted	$0.13	$0.01
Weighted average number of common shares outstanding:
Basic	15,980	15,989
Diluted	15,980	15,989

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 3, 2010	December 31, 2009
Assets
Cash and cash equivalents	$4,480	$953
Marketable securities	17,716	15,721
Accounts receivable – net	65,064	60,701
Other current assets	10,574	12,249

Total current assets	97,834	89,624
Property and equipment – net	74,723	76,246
Other long-term assets – net	36,139	35,741

Total assets	$208,696	$201,611

Liabilities and shareholders’ equity
Total current liabilities	$44,061	$40,305
Total long-term liabilities	5,974	6,881

Total liabilities	50,035	47,186
Total shareholders’ equity	158,661	154,425

Total liabilities and shareholders’ equity	$208,696	$201,611

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data

(Unaudited)

	Thirteen Weeks Ended
	April 3, 2010	March 28, 2009
Average number of tractors provided by owner-operators
Truckload	2,500	2,751
Intermodal	619	723

Total	3,119	3,474

Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.34	$2.35
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.08	$2.14
Average operating revenues per load (1)	$926	$957
Average operating revenues per load, excluding fuel surcharges (1)	$823	$870
Average length of haul (1)(2)	396	406
Number of loads (1)	93,118	71,839

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$1.92	$1.98
Average operating revenues per load (1)	$1,195	$1,117
Average length of haul (1)(2)	621	563
Number of loads (1)	20,697	22,883

Intermodal Revenues:
Drayage (in thousands)	$18,559	$16,550
Depot (in thousands)	$1,870	$2,004

Total (in thousands)	$20,429	$18,554

Average operating revenues per loaded mile	$3.13	$3.61
Average operating revenues per loaded mile, excluding fuel surcharges	$2.77	$3.23
Average operating revenues per load	$302	$288
Average operating revenues per load, excluding fuel surcharges	$267	$258
Number of loads	61,507	57,422

(1)	Excludes operating data from CrossRoad Carriers, Inc., D. Kratt International, Inc., and Cavalry Transportation, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.